Consent of Independent Registered Public Accounting Firm
The Board of Directors
Davis Series, Inc.:
We consent to the use of our report dated February 21, 2020, with respect to the financial statements and financial highlights of Davis Opportunity Fund, Davis Government Bond Fund, Davis Government Money Market Fund, Davis Financial Fund, Davis Appreciation & Income Fund, and Davis Real Estate Fund (each a series of Davis Series, Inc.), as of December 31, 2019, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.
KPMG LLP
Denver, Colorado
April 28, 2020